EXHIBIT 95.1

MINE SAFETY DISCLOSURES

During the reporting period covered by this report:

Our subsidiary, MOR-PPM Inc. (“MOR-PPM”), was issued one significant and substantial citation by the U.S. Mine Safety and Health Administration (“MSHA”) related to work MOR-PPM performed at the Young Mill operated by Nystar Tennessee Mines Strawberry Plains LLC in Jefferson County, Tennessee. MSHA also assessed a civil penalty of $592 for that citation. The Company has no other disclosures to report under section 1503 for the period covered by this report.